EXHIBIT 16.1 LETTER ON CHANGE IN CERTIFYING ACCOUNTANT FROM WEINICK SANDERS LEVENTHAL & CO., LLP

         July 21, 2005

         UNITED STATES SECURITIES
            AND EXCHANGE COMMISSION
         Division of Corporate Finance
         450 Fifth Street, N.W.
         Washington, DC  20549

         To Whom It May Concern:

         We have read the Form 8-K dated July 16, 2005, to be filed by MEDSTRONG INTERNATIONAL CORPORATION. (A Development Stage Company). We are in agreement with all of the statements contained therein as they apply to Weinick Sanders Leventhal & Co., LLP. We have no basis to agree or disagree with other statements of the registrant contained in the Form 8-K.

         Very truly yours,

         /s/ WEINICK SANDERS LEVENTHAL & CO., LLP

         Weinick Sanders Leventhal & Co., LLP
         Certified Public Accountants